EXHIBIT 99.5
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           BOSTON SCIENTIFIC: LATEST MEDINOL ALLEGATIONS WITHOUT MERIT

Natick, MA (April 26, 2001) -- Boston Scientific Corporation (NYSE:BSX) announced today that Medinol Ltd. has added a claim to its lawsuit against the Company alleging that Boston Scientific misappropriated Medinol's NIRFlex(TM) stent technology and incorporated it into Boston Scientific's internally developed Express(TM) stent. Medinol is the supplier of the NIR(R) stent sold exclusively by Boston Scientific.

"Apparently, Medinol's game plan is 'the best defense is a good offense'," said Boston Scientific spokesman Paul Donovan. "Every time Medinol breaches its contract with us and we respond by exercising our legal rights, Medinol claims that we wronged them. That's what they did in the lawsuit they filed on April 6, and that's what they've done today. This latest claim is as baseless as the old ones. The Express stent does not use any of Medinol's intellectual property.

"The NIRFlex design is covered by our Supply Agreement with Medinol and we have a license to it," Donovan continued. "But for more than a year, Medinol has refused to send Boston Scientific a single NIRFlex stent, in clear violation of the Agreement. We need to have a more flexible stent design, so in response to Medinol's repeated breaches of its obligations, we began the development of our own stent, the Express stent. We are within our rights in doing this. Our program is progressing well, and Medinol is now apparently worried about that, so they've decided to attack it.

"This claim should be viewed in light of Medinol's behavior throughout the relationship between the companies," Donovan pointed out. "Whenever Medinol's illegal or erratic actions forced Boston Scientific to act independently, Medinol viewed it as a threat and tried to thwart it. Boston Scientific does not intend to let that happen. The development of our Express stent is perfectly appropriate, and we will resist any and all efforts to interfere with it."

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices. The Company's products are used in a broad range of interventional medical specialties.

This press release contains forward-looking statements. The Company wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, uncertainties associated with litigation, third party supply relationships, and other factors described in the Company's filings with the Securities and Exchange Commission.


                                     CONTACT:    Milan Kofol (508-650-8569)
                                                 Investor Relations
                                                 Boston Scientific Corporation

                                                 Paul Donovan (508-650-8541)
                                                 Media Relations
                                                 Boston Scientific Corporation